UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2023

VIRTRA, INC.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-38420	93-1207631
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

295 E. Corporate Place
Chandler, AZ	85225
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (480) 968-1488

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	VTSI	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 15, 2023, John Givens will assume the role of the Company’s Chief Executive Officer (CEO). Robert Ferris, the Company’s founder and current chairman and co-CEO will transition to the position of Executive Chairman of the Board. Mr. Givens had been serving as a director of VirTra since November 2020 and as the co-CEO since May 2022.

VirTra entered into a three-year employment agreement with Mr. Givens effective August 15, 2023 that provides for an annual base salary of $349,859.90, subject to increases based on the cost of living at a minimum. The agreement automatically extends for additional periods of one year. The contract shall be renewed annually with upward adjustments each year applying the same percentage increase approved for Company-wide cost-of-living adjustments. The employment agreement entitles Mr. Givens to an annual cash bonus if so determined by VirTra’s Board of Directors. In addition, the agreement entitles Mr. Givens to participate in any equity incentive plan adopted by the company.

Pursuant to the terms of the employment agreement, VirTra may terminate Mr. Givens’ employment for cause as defined in the employment agreement and such cause is deemed to exist as determined by the Board of Directors at a Board meeting at which Mr. Givens and his counsel are first given the opportunity to address the Board with respect to such determination. If Mr. Givens is terminated by VirTra for any reason other than for cause, or if he voluntarily terminates his employment for good reason but not including a change in control, then VirTra shall, subject to the terms of the employment agreement, be obligated to pay Mr. Givens an amount equal to the greater of (a) his annual base salary in effect on the day preceding the date of such termination or (b) his annual base salary during the twelve full calendar months preceding the date of such termination, times three. If a change of control of VirTra occurs while Mr. Givens is employed and within 36 months from the date of such change in control his employment is terminated for any reason (except for the death or disability of the executive or for Cause) or Mr. Givens terminates his employment for any reason, then VirTra shall, subject to certain limitations, pay Mr. Givens any earned and accrued but unpaid base salary through the date of termination plus an amount of severance pay equal to the greater of (a) his annual base salary in effect on the day preceding the date on which the change of control occurred or (b) his annual base salary during the twelve full calendar months preceding the date on which the change of control occurred, times four. In addition, any stock options awarded to Mr. Givens shall immediately vest and become exercisable upon a change of control. If Mr. Givens is terminated for any reason other than his voluntary termination for good reason as defined in the employment agreement, he is prohibited for a period of two years from the date of termination of the employment agreement from direct competition with VirTra and shall not solicit any of VirTra’s employees or customers. The employment agreement requires VirTra to indemnify Mr. Givens to the fullest extent permitted under Nevada law, as well as its articles of incorporation and bylaws, whichever affords the greater protection to him.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement with John F. Givens II dated August 15, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTRA, INC.

Date: August 15, 2023	By:	/s/ Robert D. Ferris
	Name:	Robert D. Ferris
	Title:	Executive Chairman